Exhibit 5.1

SIDLEY AUSTIN LLP 70 ST MARY AXE LONDON, EC3A 8BE +44 20 7360 3600 +44 20 7626 7937 FAX AMERICA • ASIA PACIFIC • EUROPE

Your Ref:	Our Ref: DEH/69791-10020

To:	Argo Blockchain plc
9th Floor, 16 Great Queen Street
London WC2B 5DG
United Kingdom

November 10, 2021

Argo Blockchain plc
Registration Statement on Form F-1
US$57,500,000 8.75 % Senior Notes due 2026

PART 1

INTRODUCTION

1.	INTRODUCTION

We have acted as legal advisers as to English law to Argo Blockchain plc (the "Company") in relation to the offering by it of up to US$57,500,000 in principal amount of its 8.75% Senior Notes due 2026 (the "Notes").

We have been asked by the Company to give an opinion in respect of certain matters of English law relating to the Company and the Notes. We have taken instructions solely from the Company.

We are giving this opinion in connection with the Registration Statement on Form F-1 (the "Registration Statement") relating to the offering of the Notes referred to above which is to be filed under the United States Securities Act of 1933, as amended (the "Securities Act"), with the United States Securities and Exchange Commission (the "SEC").

2.	SCOPE

This letter is limited to English law (or, in relation to tax matters, the laws of the United Kingdom) as applied by the English courts as at the date of this letter and shall be governed by and construed in accordance with English law. We have made no investigation of the laws of any jurisdiction other than those of England and we do not express or imply any opinion as to the laws of any jurisdiction other than those of England. In particular:

Sidley Austin LLP is a limited liability partnership formed and registered under the laws of the
State of Delaware. The offices listed above (other than London) are offices of associated Sidley Austin partnerships.

A list of names of partners in the partnership is available at 70 St Mary Axe, London, EC3A 8BE.

Authorised and regulated by the Solicitors Regulation Authority under number 79075.

(a)	we have assumed that there will be no changes in English law (or, in relation to tax matters, the laws of the United Kingdom) after the date of this letter that might affect any of the matters in respect of which we render our opinion as to some future matter;

(b)	by giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect;

(c)	to the extent that the laws of any other jurisdiction may be relevant, our opinion is subject to the effect of such laws;

(d)	we express no opinion as to whether the Registration Statement contains all the information required by applicable law and/or regulation; and

(e)	we have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in any documents referred to in this opinion or in any related documents are accurate, complete or reasonable.

The opinion in this letter is limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matter.

DOCUMENTS

For the purpose of giving this opinion we have examined the following documents:

(a)	the Registration Statement in the form filed with the SEC under the Securities Act;

(b)	the New York law governed indenture to be entered into between the Company and Wilmington Savings Fund Society, FSB, as trustee (the "Base Indenture"), as supplemented by the first supplemental indenture (the "First Supplemental Indenture" and, together with the Base Indenture, the "Indenture"), pursuant to which the Notes are to be issued;

(c)	the forms of global certificate representing the Notes (together with the Indenture, the "Opinion Documents");

(d)	the results of searches made on 14 October 2021 and 10 November 2021 in each case made on our behalf by Armadillo Business Information of the records relating to the Company held by the Registrar of Companies at Companies House (the "Company Searches"); and

(e)	the officer's certificate dated 10 November 2021 (the "Officer's Certificate") attaching certified copies of:

(i)	the constitutional documents of the Company as at the date of the relevant certificate; and

(ii)	the minutes of meetings of the board of directors of the Company held on 26 October 2021.

We have also made an enquiry of the Central Index of Winding-Up and Administration Petitions (the "Central Index") in respect of the Company on 10 November 2021 at 11.15 a.m. (London time) (the "Insolvency Search" and, together with the Company Searches, the "Searches"). The Searches disclosed no winding-up resolution, order or petition, no administration application, administration order, appointment of an administrator or notice of intention to appoint an administrator served by the company or its directors, no appointment of a liquidator or provisional liquidator, no appointment of a receiver, manager or administrative receiver, no voluntary arrangement, no moratorium and no recognition order under the Cross-Border Insolvency Regulations 2006 (SI 2006/1030) in respect of, the Company.

Except as noted above, we have not made any enquiries or searches concerning the Company or examined any contracts or other documents entered into by or affecting the Company.

3.	ASSUMPTIONS

For the purpose of this opinion and in considering the documents listed in paragraph 2 (Documents) above we have (with your consent and without any further enquiry) assumed:

(a)	the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us, whether as originals or copies;

(b)	the conformity to originals of all documents supplied to us as photocopies or facsimile copies;

(c)	where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen form;

(d)	the lack of bad faith and absence of fraud, coercion, duress or undue influence on the part of any party to the Opinion Documents or their respective directors, employees, agents and (with the exception of Sidley Austin LLP and its affiliated partnerships) advisers;

(e)	the truth, accuracy and completeness at all relevant times of each statement contained in all board minutes, resolutions and certificates referred to in paragraph 2 (Documents) above;

(f)	the directors of the Company, in authorising the execution and delivery of each of the Opinion Documents and the performance of its obligations thereunder, have exercised their powers and duties in accordance with all applicable laws;

(g)	the minutes of the meeting of the board of directors of the Company referred to in paragraph 2 (Documents) are a true record of the proceedings described therein of a duly convened, constituted, quorate and conducted meeting of the board of directors of the Company acting in the interests of and in accordance with the constitution of the Company, the relevant meeting was duly held and the resolutions passed thereat have not subsequently been revoked or amended and remain in full force and effect, in each case as confirmed by the Officer’s Certificate;

(h)	the Company is not and, as at the date of execution of the Opinion Documents was not, unable to pay its debts within the meaning of Section 123 of the Insolvency 1986 Act and did not become unable to do so as a result of entering into or performing its obligations under the Opinion Documents;

(i)	the information disclosed by the Searches was accurate as at the date of those searches and has not since then been altered; and

(j)	the Company Searches did not fail to disclose any information which had been delivered for registration but did not appear from the information available at the time of the Company Searches, and the Insolvency Search did not fail to elicit any material information.

4.	OPINIONS

Based upon and subject to the assumptions and qualifications set out in this letter and having regard to such legal considerations as we have deemed relevant, we are of the following opinions:

(a)	The Company is validly existing as a company incorporated in England and Wales with limited liability under the Companies Act 2006 under registered number 11097258.

(b)	The Company has the necessary corporate power to enter into and perform its obligations under the Opinion Documents.

(c)	The Company has taken the necessary corporate action to authorise the entry into and performance by it of its obligations under the Opinion Documents.

(d)	The statements made in relation to United Kingdom taxation in the section of the Registration Statement headed "Material Income Tax Considerations - Material United Kingdom Tax Considerations" are correct.

5.	QUALIFICATIONS

Our opinion is subject to the qualifications set out below.

(a)	Although there is considerable overlap between the types of English insolvency process capable of being disclosed by the Company Searches and the Insolvency Searches there are differences and some are not capable of being disclosed by either type of Search: for example, a notice of intention to appoint an administrator served by the holder of a qualifying floating charge. Moreover, neither type of Search is capable of disclosing the commencement of foreign insolvency proceedings.

(b)	As regards insolvency processes capable of being disclosed, the Searches are not conclusive for a number of reasons. In the case of the Insolvency Search relevant information passed to the Companies Court may not be entered on the Central Index immediately (or at all) and as regards winding-up, administration process or moratorium initiated in a County Court or District Registry, details of the relevant filing may not be notified to the Central Index and entered on such records on a timely basis (or at all). We have not made enquiries of any County Court or District Registry as to any such matters. In the case of the Company Searches, information required to be filed with the Registrar of Companies is not in all cases required to be filed immediately (and may not be filed at all or on time) and, once filed, the information may not be made publicly available immediately (or at all).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this firm's name in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC issued thereunder.

Yours faithfully

/s/ Sidley Austin LLP